Exhibit 10.31

INTERNATIONAL
DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT by and between Response Biomedical Corporation, of 1781 - 75th Avenue W. Vancouver, BC, Canada V6P 6P2 (“Response”), and O&D Biotech Co., Ltd. China (北京市康思润业生物技术有限公司 in Chinese, “Distributor”), is made effective as of February 21, 2011 (“Effective Date”). Response and Distributor may be referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A.	Response is in the business of developing, manufacturing and selling diagnostic test products for the human healthcare market;

B.	Distributor has at its disposal marketing and sales resources and is capable of selling Response’s products; and

C.
Response desires to appoint the Distributor as a distributor of certain of its products, and Distributor wishes to distribute certain of Response’s products, on the terms and conditions of this Agreement;

IN CONSIDERATION of the respective covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I. - INTERPRETATION

1.1           Definitions

In this Agreement, the following words will have the following meanings:

1.1.1           “$” means US Dollars;

1.1.2           “Absolute Discretion” means, in reference to a Party, in the absolute and unqualified discretion of such Party, without any obligation to act reasonably;

1.1.3           “Affiliate” of a party means an entity directly or indirectly controlling or controlled by, or under common control with, that party. “Control” in this definition means the direct or indirect power, by owning the equity interest or shares with voting rights or by appointing directors, to decide the significant matters of a party concerned or to implement such decisions. “Controlled” shall have the similar definition;

1.1.4           “Agreement” shall mean this Distribution Agreement and all Schedules hereto;

1.1.5           “Annual Commitment” means the minimum quantity of each Product required to be purchased by the Distributor for each calendar year during the Term, as set out in Schedule A to this Agreement;

1.1.6           “Change of Control” means, (i) as to Distributor, a change in the ownership, directly or indirectly, of at least fifty percent (50%) (or such maximum lesser percentage allowed to be owned) of the outstanding voting securities of Distributor; and (ii) as to Response, the occurrence of the following: any person (within the meaning of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Response (not including the securities beneficially owned by such person, any securities acquired directly from Response or its Affiliates other than in connection with the acquisition by Response or its Affiliates of a business) representing fifty percent (50%) or more of the combined voting power of Response’s then outstanding securities;

1.1.7           “Confidential Information” means a Party’s confidential and proprietary information, documentation, knowledge or data of an intellectual, technical, scientific, commercial or industrial nature relating to such Party or to the business of such Party, including, without limitation, information of a financial, planning, cost, pricing or marketing nature (a) which is disclosed by such Party to the other Party in connection with this Agreement (whether such disclosure is written, oral, electronic, demonstrative or by observation, inspection or otherwise), and (b) which derives actual or potential value from not being generally known or reasonably ascertainable. The terms of this Agreement shall be Confidential Information of each Party. The term “Confidential Information” shall not include any information that is:

(i)       possessed by the receiving Party prior to receipt from the disclosing Party;

(ii)      published or made available to the general public other than through a breach of this Agreement by the receiving Party;

(iii)     obtained by the receiving Party from a third party with a valid right to disclose it, without breach of any confidentiality obligations;

(iv)     independently developed by employees, agents or consultants of the receiving Party who had no knowledge of or access to the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s written records; or

(v)      required to be disclosed by operation of law, provided the receiving Party promptly informs the disclosing Party of such requirement and provides it with an opportunity to oppose or limit such disclosure;

1.1.8             “Customer” means third parties not affiliated with the Distributor who purchase the Products from the Distributor;

1.1.9             “Field of Use” means that Customer market consisting solely of hospitals and physician’s offices (e.g., hospitals or physician’s offices), emergency service, fire service, prison clinics and private clinics;

1.1.10           “Initial Term” means the period set out in Section 3.1;

1.1.11           “Minimum Order Quantity” means the minimum quantity of a given Product required to be ordered to place a purchase order for the Product, as set out in Schedule A to this Agreement;

1.1.12           “Products” means certain products bearing Response’s brand and co-branded logo (together with Distributor’s name, brand, logo or trademark) and/or Trademarks, as set out in Schedule B to this Agreement;

1.1.13           “Renewal Term” means the periods set out in Section 3.2;

1.1.14           “Response’s Intellectual Property” means all patents, copyrights, trademarks, including the Trademarks, industrial designs, trade secrets, goodwill and other intellectual property rights, whether or not copyrighted or patented or registered or protected, or capable of such registration or protection, owned by or licensed to Response, relating to the Products;

1.1.15           “Term” means the Initial Term and any Renewal Terms thereafter;

1.1.16           “Territory” means [***];

1.1.17           “Trademarks” means the name and mark RAMP®, whether registered or not in the Territory, and any other trademarks and service marks set out in Schedule C to this Agreement, as may be modified by Response from time to time by notice to the Distributor; and

1.1.18           “Transfer Price” means, with respect to each Product, the price set forth in Schedule D.

ARTICLE II. - DISTRIBUTORSHIP OBLIGATIONS

2.1           Appointment as Distributor in the Territory

Subject to the terms and conditions of this Agreement, Response hereby appoints distributor as the exclusive (as provided in Section 2.2) distributor for the marketing and sale of Products in the Territory for the Field of Use during the Term. Distributor hereby accepts such appointment and agrees to diligently promote, market, distribute and sell Products in the Territory during the Term.

2.2           Exclusivity.

The rights granted in Section 2.1 shall be exclusive in that, provided Distributor remains in full compliance with the terms of this Agreement, Response will not appoint any other distributor to distribute, market or sell Products in the Territory for the Field of Use during the Term; provided,

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

however, that Response reserves the right (itself or through any third party) to distribute, market, sell and promote, within the Territory, products bearing Trademarks (“Response-Labeled Products”). For the avoidance of doubt, Response-Labeled Products will bear RAMP® or other Trademarks and/or RAMP® or other Trademarks combined with the name, brand, logo or trademark of a third party.

2.3           Appointment of Subdistributors.

Distributor may appoint any subdistributor, dealer or other agent (“Subdistributor”) to market, sell and promote Products in the Territory or otherwise to perform any of Distributor’s obligations under this Agreement subject to the following conditions: (a) Distributor shall enter into an agreement with such Subdistributor which requires, at a minimum, that the Subdistributor shall not look to Response, and as between Response and Distributor shall look solely and exclusively to Distributor, for any compensation of any kind, including, without limitation, any termination indemnities, payments, commission, bonuses or other benefits; and (b) such Subdistributor shall expressly acknowledge in writing that (i) its agreement with Distributor is subject to and subordinate in all respects to the terms and conditions of this Agreement and it has no rights with respect to the Products greater than the rights of Distributor under this Agreement, and (ii) it is familiar with and shall comply with all applicable responsibilities, obligations, restrictions and limitations of Distributor set forth in this Agreement. Irrespective of such agreement and acknowledgement, Distributor shall remain responsible and liable for the full and faithful performance of Distributor’s obligations under this Agreement, including any duty(ies) or obligation(s) under this Agreement delegated, expressly or by implication, by Distributor to any Subdistributor appointed by Distributor.

2.4           Restrictions

Distributor shall not, directly or indirectly, market, distribute, sell, deliver, tender, solicit or fill orders for any Products outside of the Territory or outside of the Field of Use. Distributor shall forward all such orders to Response. Distributor shall not purchase any products that are substantially equivalent to Products from any entity other than Response.

2.5           Inventory and Storage

Distributor shall, at all times during the Term, maintain sufficient inventories of Products to meet its forecasted sales of each of the Products for at least the subsequent two months following the end of each month. All Products will be stored by Distributor in accordance with the Product requirements found in the package inserts for the Products.

2.6           Minimum Purchasing Requirements

During each year of the Term, Distributor shall purchase from Response not less than the Annual Commitment for each Product. In each calendar quarter during each year of the Term, Distributor shall purchase from Response not less than 20% of the Annual Commitment for each Product. The Parties shall review the Annual Commitment for each Product for the Initial Term in the context of the market conditions within ninety (90) days following the Effective Date. The Annual Commitment for each of the Products may only be amended in writing by mutual agreement of the Parties at least sixty (60) days prior to the start of the calendar year to which the amended Annual Commitment(s) will apply.

Any backorders, Product recalls, or discontinuance of Products by Response, resulting in a failure to deliver such affected Products or re-deliver the remedied Products to the Distributor within that year, shall be subtracted from the Annual Commitment in the year that they occur.

2.7           Failure to Meet Annual Commitment

Failure by Distributor to meet the Annual Commitment for any Product shall be a material breach of this Agreement on the part of Distributor, entitling Response, in its Absolute Discretion, to terminate this Agreement in its entirety or in respect of a particular Product in accordance with Section 13.1(c).

2.8           Modification or Discontinuation of Products

Response may modify or discontinue any Products at any time upon at least sixty (60) days prior written notice to Distributor. If any modifications are made to the Products, Response shall not be obligated to replace or make such modifications to any Products previously shipped to Distributor.

ARTICLE III. - TERM

3.1           Initial Term

This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Agreement, shall remain in effect for a period of [***] from the Effective Date (“Initial Term”).

3.2           Renewal Terms

Upon the expiration of the Initial Term, provided that Distributor is not in default under this Agreement, this Agreement may be renewed in the Absolute Discretion of Response, unless earlier terminated in accordance with the provisions of this Agreement, for successive periods of [***] (each a “Renewal Term”) on the same terms and conditions as those set out herein, except for the Annual Commitment terms, which may be amended in accordance with this Agreement. Renewal Term discussions will conclude no later than sixty (60) days prior to the end of the Initial Term or the then-current Renewal Term (as applicable). If Response, in its Absolute Discretion, indicates its intent not to renew or fails to agree in writing to renew, in either case at least sixty (60) days prior to the end of the Initial Term or the then-current Renewal Term (as applicable), then this Agreement shall expire at the expiration of the Initial Term or the then-current Renewal Term (as applicable).

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

ARTICLE IV. - FORECASTS

4.1           Forecasts

Upon the Parties’ execution of this Agreement, Distributor will provide an initial twelve (12)-month forecast of anticipated Product purchase orders. The first ninety (90) days of this 12-month forecast will be binding and will constitute firm orders for Products. Following the initially submitted forecast, Distributor shall, in the last week of every month, submit a new 12-month forecast, the first 90 days of which are always binding and will constitute firm orders. Each such forecast shall set out the quantities of each Product to be purchased by Distributor and the expected delivery dates for each such Product.

ARTICLE V. - ORDERING, PAYMENT AND SHIPMENT

5.1           Ordering

Distributor may order Products from Response by submitting firm purchase orders in writing setting out:

(a)           the quantity and catalog number of Products ordered; and

(b)           the requested delivery date;

provided that no such purchase order for a given Product shall be for quantities which are less than the Minimum Order Quantity for such Product, and when in excess of the binding forecast for the quantity of such Product for that month, the shipment date may be delayed as outlined in section 5.8. Terms and conditions set out on purchase orders issued by Distributor hereunder shall comply with the terms and conditions of this Agreement, unless changes are agreed to in writing in advance by Response. In the event of a conflict between a Product purchase order and this Agreement, this Agreement shall govern. Ordering and delivery cycles for Products will be agreed upon by the Parties acting reasonably, on an annual basis, taking into account the requirements of Section 2.6.

5.2           Acceptance of Purchase Orders

Response will, within 7 business days after receipt of a purchase order from Distributor, provide written notice to Distributor of its acceptance of such purchase order submitted by Distributor, or of its inability to fulfill such purchase order. Where Response is unable to fulfill a given purchase order, Response will provide an estimate of the earliest date that it expects to be able to fully satisfy the purchase order. Failure by Response to provide such written notice to Distributor within such 7 business day period shall be regarded as Response’s acceptance of the purchase order. Response will use commercially reasonable efforts to fulfill all purchase orders submitted by Distributor hereunder, and shall have no liability to Distributor for any inability to fulfill any purchase order.

5.3           Notice of Delays

Response will provide Distributor with reasonable notice of any problems or unusual production situations that may materially adversely affect the timely supply of Products ordered by Distributor under this Agreement.

5.4           Product Pricing

During the Term, Response will sell Products to Distributor at the Transfer Prices set forth in Schedule D. Response may adjust the Transfer Prices for Products once per year by providing Distributor with at least sixty (60) days prior written notice. The price adjustment should be less than 10% of the then-current Transfer Price. All Transfer Prices will be in the currency defined in Section 1.1.1 and will be Ex Works Response’s loading dock. Distributor is responsible for all freight, taxes, duties, insurance and other costs associated with shipping and import of Products into the Territory.

If the average exchange ratio of Chinese RMB to US Dollars during each consecutive twelve (12) month period during the Term (the “Payment Rate”) varies by more than five percent (5%) from the average exchange ratio of Chinese RMB per US Dollars during the twelve (12) months immediately prior to the Effective Date (the “Base Line Rate”), then the profit or loss resulting from that portion of the Payment Rate that varies from the Base Line Rate by more than five percent (5%) shall be realized by Response through the issuance of an invoice or credit note to Distributor. Distributor shall pay Response the invoice amount in full not later than fifty (50) days following the date of the invoice. If such calculation results in a credit note to Distributor, Response shall apply the credit note to the Distributor’s account. For purposes of this section, Response shall calculate the profit or loss, at the end of each consecutive twelve (12) month period during the Term, using the exchange rates published in the online edition of Bloomberg.

5.5           Transfer Price Discussions

Response shall discuss with Distributor the Transfer Prices for the Products once in each calendar year, to determine the competitiveness of the Products in the Territory for the Field of Use. Response retains its full right to make Transfer Price adjustments as per Section 5.4.

5.6           Taxes and Other Charges

Transfer Prices do not include taxes. Distributor shall pay all taxes, levies, tariffs, customs duties, brokerage or bank fees or withholdings, insurance premiums, and other costs and levies charged, assessed or levied in connection with Distributor’s purchase of the Products (including in connection with making payments to Response in US Dollars) and Distributor’s transportation, import, storage, handling, marketing, distribution and sale of the Products under this Agreement.

5.7           Invoicing and Payment

Upon Response’s delivery of Products to Distributor’s carrier, Response shall issue to Distributor, via email, an invoice setting out the Transfer Prices of the Products to be delivered, and any other amounts owing in respect thereof (if any). Distributor shall pay Response the invoice amount in full not later than fifty (50) days following the date of the invoice.

If the full amount of invoice is not paid within this 50-day period, Distributor shall pay Response a late charge equal to two percent (2%) of the amount of such delinquent payments, or any portion thereof, such charges to accrue and be payable on a monthly basis for each and every calendar month for which full payment together with service charges is delinquent. If Distributor’s payment of an invoice is received by Response within ten (10) days from the date of the invoice, Distributor may pay the invoice amount less two percent (2%) for early payment. This early payment discount may be modified by Response from time to time upon written notice to Distributor.

5.8           Shipping

Response will arrange for shipment of the Products within ± 5 days of the ship date indicated on the purchase order submitted by Distributor. In the event that Response will not be able to ship ± 5 days of the target ship date, Response will inform Distributor and provide an estimated delivery date. Response will not be obligated to make shipments to Distributor’s Customers, or to make shipments to any location other than that agreed to in writing by the Parties. Title and Risk of Loss of the Products shall transfer to Distributor at the point and time of Response’s tender of the Products at Response’s loading dock to a carrier selected by Distributor. Distributor shall bear all costs associated with such carrier and shipment of Products.

The expected shipment date shall be within 60 days after acceptance of an order that is placed in accordance with section 5.1, where such order does not exceed the Distributor’s then most recent forecast. Such schedule may be modified where such order is in excess of the amount forecasted, to be increased to 90 days. When the order exceeds the Distributor’s then most recent forecast, Response reserves the right to deliver in installments.

5.9           Acceptance of Products

Distributor shall visually inspect each delivery of Products within fifteen (15) calendar days after delivery (the “Inspection Period”). Distributor shall be entitled to reject any shipment of Products or portion thereof only if the Products do not conform to the Product specifications. Distributor will deliver to Response written notice, via e-mail, of any rejection of Products before the expiration of the Inspection Period, and Distributor shall be deemed to have accepted any Products for which it fails to give notice of rejection before the expiration of the Inspection Period. Upon any such notification of non-conformance of Products, Response will investigate with Distributor the degree of non-conformance and reasons for non-conformance. Should it be determined that non-conformance is the result of shipping and that Products were appropriately packaged by Response for said shipment, then Distributor will take full responsibility for claiming any damages from the shipping company and payment for Product will be due to Response in full.

5.10           Regulatory Approvals

Parties will hold regulatory approvals for the Products to be marketed, distributed and sold in the Territory for the Field of Use by Distributor as outlined in Schedule E. Response at its sole discretion will determine if Response or Distributor will hold and be responsible for obtaining future regulatory approvals. Distributor shall use all commercially reasonable diligent efforts to obtain registration approval for the [***], as included in Schedule E, [***]. If Distributor, has not obtained [***], Response shall have the right to terminate this Agreement by giving Distributor thirty (30) days’ written notice.

ARTICLE VI. - SALES AND MARKETING

6.1           Basic Commitment

During the Term, Distributor shall use all reasonable efforts to diligently promote, market, distribute and sell the Products to Customers in the Territory for the Field of Use (for example, through advertising and promotions for the Products and regular contact with its present and potential Customers). Distributor will make only those claims for the Product which conform to the cleared claims as found in the package insert for such Product. Under no conditions will Distributor make any claims, warranties or representations or develop marketing or packaging materials or other Product literature that are contrary to these claims for such Product.

6.2           Marketing Responsibilities of the Distributor

Distributor shall ensure that, in marketing, distributing and selling the Products, Distributor:

(a)           will support all relevant provincial or local tradeshows held in the Territory as deemed necessary by the Distributor at its sole discretion and will bear all costs thereof, unless otherwise agreed upon in writing by the Parties;

(b)           will bear the cost of any translations of Product marketing materials, Product literature and the like, and any changes that may be necessary to the presentation of Product in the Territory in order to meet provincial and/or local requirements such as the translation of software, packaging and the like. Response reserves the right to translate or have translated materials for verification of accuracy. In the event that Response identifies any material errors in translation, distributor will rectify at its own cost;

(c)           will maintain a dedicated sales force for the Products and will agree, acting reasonably, on an annual basis on the appropriate number of Distributor sales representatives to cover the Territory for the Field of Use;

(d)           will assign at least one medical specialist as a product specialist for the Products, and on an annual basis will agree, acting reasonably, on the appropriate dedication of time of said medical specialist to cover the Territory for the Field of Use; and

(e)           comply with the storage conditions for the Products as specified by Response from time to time.

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

6.3           Support to be Provided by Response

Response shall provide the following support to Distributor:

(a)           technical support in the event of any Product issues regarding the Territory; and

(b)           Product training of all of Distributor’s sales representatives, done at the Absolute Discretion of Response as on-line or in-person training in a single session or multiple sessions.

6.4           Competitive Products

During the Term and for a period of twelve (12) months following the expiration or other termination of this Agreement (except as otherwise expressly provided), Distributor shall not sell, manufacture, distribute or otherwise provide or promote in the Territory for the Field of Use, either directly or indirectly, any products competitive to the Products, any products of the same general description as the Products, or any products that perform the same general function as the Products, nor assist any other person in doing so, except with the prior written consent of Response. Distributor acknowledges and agrees that the provisions of this Section 6.4 have been negotiated at arms’ length and are reasonable, fair and clear.

ARTICLE VII. - REGULATORY APPROVALS

7.1           Compliance with Laws

(a)           Distributor shall at all times comply with all applicable laws, rules, regulations or other requirements applicable to its business and to the transportation, import, storage, handling, marketing, distribution and sale of the Products in the Territory for the Field of Use, and will obtain and maintain in full force and effect all applicable licenses, permits, certificates, authorizations or approvals from all governmental authorities necessary to perform its obligations under this Agreement.

(b)           Response shall at all times comply with all applicable laws, rules, regulations or other requirements applicable to its business, and will obtain and maintain in full force and effect all applicable licenses, permits, certificates, authorizations or approvals from all governmental authorities necessary to perform its obligations under this Agreement.

7.2           Notification of Adverse Effects

Distributor shall, within twenty-four (24) hours of Distributor being notified or otherwise becoming aware, notify Response of any: (i) Product defect; (ii) Customer complaint; or (iii) adverse event; reported by Customers from the use of the Products. Distributor and Response shall review any written report describing the Product defect, Customer complaint or adverse effect required to be submitted to any applicable regulatory authority, prior to submission. It is the sole responsibility of Response to notify any regulatory authority or regulatory bodies of Product-related events that said regulatory authority or regulatory bodies deem reportable events.

7.3           Recalls

If either Party, in good faith, determines that a Recall of one or more Products or its labeling may be warranted, such Party shall immediately notify the other Party in writing and shall advise such other Party of the reasons underlying its determination that a Recall may be warranted. The Parties shall consult with each other as to any action to be taken regarding such Recall. Response agrees to reimburse Distributor for the actual direct costs incurred by Distributor in carrying out a Recall, including but not limited to, freight, sorting, reworking or replacing Product, customer bulletins and direct administration of the Recall, but only with respect to and to the extent such Recall was a direct result of Response’s breach of this Agreement. In the event of any recall or other similar governmental action with respect to any Product delivered to Distributor under this Agreement, Distributor shall provide Response with reasonable cooperation and take such other actions in connection therewith as Response may reasonably request. Distributor shall maintain records of the shipping package consignee and the serial or lot numbers of all shipped Products to facilitate a Product recall. Records will be maintained for a period of expiry plus two years. Response shall have the sole responsibility to implement and notify distributor of any Product recall; provided that Distributor shall be responsible for carrying out all recalls in the Territory, regardless of who owns license. Distributor shall carry out all recalls in coordination and consultation with Response, in the manner agreed by the Parties. All costs and expenses associated with a recall in the Territory shall be borne by Response as provided above or by Distributor if the recall results directly from the acts or omissions of Distributor or any of its Subdistributors.

ARTICLE VIII. - INSPECTIONS AND AUDITS

8.1           Inspections and Audits

During the Term and for a period of two (2) years thereafter, Response or its designee may, on at least ten (10) business days’ advance written notice, conduct an audit of Distributor’s relevant records relating to the Products and/or inspect and conduct a physical inventory of all Products stored by Distributor, up to a maximum of two (2) such audits or inspections per calendar year, to assess Distributor’s compliance with the terms and conditions of this Agreement. Such audits shall be subject to the provisions of Section 9.6. Notwithstanding the foregoing, Response may use and disclose such audits as necessary to enforce Distributor’s compliance with the terms and conditions of this Agreement.

ARTICLE IX. - INTELLECTUAL PROPERTY

9.1           Acknowledgement of Rights

Distributor hereby acknowledges and agrees that the Products embody Response’s Intellectual Property, and that Response’s Intellectual Property shall remain the sole and exclusive property of Response and its licensors, and that no rights therein shall vest in Distributor. Distributor shall indicate to each of its Customers that Response’s Intellectual Property is owned by or licensed to Response and is to be safeguarded as Response’s Confidential Information.

9.2           Ownership and Use of Trademarks

The Trademarks, and all other trademarks and service marks adopted by Response to identify the Products and other Response products, are and shall remain the property of Response and the benefit and goodwill accruing from the use thereof by Distributor shall belong to Response. Distributor shall:

(a)           use the Trademarks solely to refer to the Products in connection with the marketing, distribution and sale of the Products by Distributor in accordance with this Agreement;

(b)           not use the trademarks “Response” or “Response Biomedical” as any portion of Distributor’s trade name or for any of Distributor’s own products.

9.3           Registration and License to Use Trademarks

Response may, at its Absolute Discretion, register the Trademarks in the Territory at Response’s expense. If Response registers the Trademarks in the Territory, Response remains the sole owner of these assets. During the Term, Response grants to Distributor a personal, paid-up, royalty-free, non-transferable, non-sublicensable, non-assignable, indivisible, non-exclusive right to use the Trademarks in connection with the Products in the Territory for the Field of Use; provided that Distributor shall comply with Response’s trademark guidelines and in any use of any Trademark, insert either the symbol “TM” or the symbol “®” as applicable and the following statement: “[TRADEMARK] is a trademark of Response Biomedical Corporation, Vancouver, Canada.”

Distributor shall have no other rights to use the trademarks or service marks of Response, except as expressly provided herein.

9.4           Proprietary Labels and Notices

Distributor will not remove, tamper with, or disfigure any notices or any batch, lot or registration numbers marked on or attached to any Product, and it will use its best efforts to prevent its employees and Customers from doing so. Under no conditions will Distributor alter, modify, adapt, reverse engineer, adulterate or tamper with the Products, except as expressly permitted by Response in writing. If for any reason any such notices or numbers marked on or attached to the Products become obscured, detached, or otherwise rendered undetectable, Distributor will promptly replace such notices in accordance with applicable regulatory requirements or seek instructions from Response in respect thereof.

9.5           Protection of Response’s Intellectual Property

Distributor shall take all safeguards and actions reasonably requested by Response to protect Response’s Intellectual Property and shall observe the following prohibitions:

(i)      Distributor will not copy, reproduce or manufacture any of the Products or any of their components, and it will not permit any Customer or other person to do so; and

(ii)      Distributor will not reverse-engineer, reconstruct, modify, update, enhance, supplement, or adapt any of the Products, and it will not permit any Customer or other person to do so.

Distributor will take reasonable precautions to prevent units of the Product in its care and control from being stolen or used for unauthorized purposes and shall promptly notify Response upon becoming aware of:

(a)           any copying, reproduction or manufacturing of any of the Products or any of their components;

(b)           any infringement or suspected infringement by any third parties of any of Response’s Intellectual Property; or

(c)           any notices, actions, threats or allegations regarding the Products or any of Response’s Intellectual Property.

Distributor further agrees to provide, at Response’s request and expense, all reasonable assistance in the registration of any of Response’s Intellectual Property in the Territory.

9.6           Confidential Information

Each Party shall, at all times during the Term and for a period of five (5) years thereafter:

(a)           maintain all of the other Party’s Confidential Information in strict confidence and shall not disclose same to any person, except to its employees who are under an obligation of confidentiality, who have been informed of the confidential nature of the other Party’s Confidential Information, and who require the other Party’s Confidential Information in the performance of their duties;

(b)           take all safeguards and actions reasonably requested by the other Party to maintain the confidentiality of the other Party’s Confidential Information, including but not limited to the signing of a Confidentiality Agreement between the Parties or between a Party and a third-party recipient of the other Party’s Confidential Information; and

(c)           not use the other Party’s Confidential Information except for the purposes of this Agreement.

ARTICLE X. - REPRESENTATIONS AND WARRANTIES

10.1           General Representations and Warranties

Each Party represents and warrants that:

(a)           it has been duly incorporated and organized and is validly subsisting and in good standing in its jurisdiction of incorporation and has the corporate power to enter this Agreement and to carry on the business as now being conducted by it; and

(b)           the execution and delivery of this Agreement does not violate or constitute a breach of the terms of any agreement, document, charter or by-laws to which it is a party or is otherwise bound.

10.2           Warranties of the Distributor

Distributor represents and warrants that, during the Term of the Agreement it will:

(a)           avoid deceptive or misleading practices that may be detrimental to the business interest of Response or to the market for the Products;

(b)           not make any representations, warranties, or guarantees to Customers concerning the Products that are inconsistent with or in addition to any representations, warranties or guarantees made in the cleared claims found in the package inserts for Products or in Response’s written marketing and technical literature for the Products; and

(c)           Store and handle the Products in accordance with the instructions provided by Response.

10.3           Product Warranty

Response warrants that the Products, if used as directed, will substantially perform the functionality described in Response’s corresponding Product literature. This warranty shall not apply if the Products are used in a manner or under conditions for which they were not intended or designed to be used, or if used outside of the scope of Distributor’s appointment. Response does not warrant that the Products will sufficiently meet the requirements of individual Customers. Response’s sole liability for any breach of the Products warranty contained in this Section 10.3 shall be to replace the defective Products.

Response warrants to Distributor that each shipment of Products will be free from defects in material and workmanship for the lesser of: twelve (12) months from the date of invoice, or the “Expiration Date” date. This limited warranty is non-transferable. If a Product is found to be defective during such warranty period, Distributor’s sole and exclusive remedy, and Response’s sole obligation, will be to, at Response’s option, repair or replace the Product. Repaired or replaced Products or parts may be new or reconditioned, and are subject to this limited warranty through the end of the original warranty period.

The foregoing Product warranties shall be void if the Products are abused, damaged, altered, tampered with, modified or adulterated after tendered for delivery or are used, stored or handled after delivery in any manner other than as designed or intended under normal use, or if any breach of the foregoing Product warranties is due in whole or in part to any act or omission of Distributor or any Subdistributor or other contractor, representative or agent of Distributor (including any mishandling or mislabeling of Products or any translations of Product labels, packaging or documentation by Distributor).

All Products returned by Distributor under warranty require a Returned Goods Authorization (RGA) number, which must be obtained in advance from an authorized employee of Response.

10.4           Specific Exclusion and Disclaimer of Other Warranties

The warranty provisions in this Article 10 and elsewhere in this Agreement are in lieu of all other warranties, and there are no other warranties, representations or guarantees of any kind whatsoever, either express or implied whether arising by statute, contract, tort, product liability or otherwise, regarding the Products to be supplied hereunder by Response, and Response hereby expressly disclaims any and all other warranties, including, but not limited to, warranties, representations and guarantees as to merchantability, fitness for a particular purpose, non-infringement, design, title, condition or quality.

ARTICLE XI. - INDEMNIFICATION

11.1           General Indemnities

(a)           Distributor hereby agrees to defend, hold harmless and indemnify Response and its directors, officers, servants, employees and agents (in this subsection, the “Response Indemnified Parties”), from and against all actions, claims, demands, proceedings, suits, losses, damages, costs and expense fees claimed by a third party (in this Article, “Claims”) of whatsoever kind or nature (including but not limiting the generality of the foregoing, in respect of death, injury, loss or damage to any person or property) arising in any way out of or connected with:

(i)      any breach of any representation, warranty, covenant or agreement of Distributor contained in this Agreement;

(ii)      the import, marketing, promotion (including translations of Product literature, marketing or packaging materials), storage, handling, distribution and sale of the Products by Distributor or any Subdistributor;

(iii)     any Product recalls, but only to the extent such recalls are caused by Distributor or any Subdistributor;

except to the proportionate extent that such Claims were caused by the Response Indemnified Parties.

(b)           Response hereby agrees to defend, hold harmless and indemnify Distributor and its directors, officers, servants, employees and agents (in this subsection, the “the Distributor Indemnified Parties”), from and against all Claims of whatsoever kind or nature (including but not limiting the generality of the foregoing, in respect of death, injury, loss or damage to any person or property) arising in any way out of or connected with:

(i)      any breach of any representation, warranty, covenant or agreement of Response contained in this Agreement;

(ii)      any product liability claim relating to the Products delivered by Response to Distributor under this Agreement, to the extent such Product liability Claims arise from the design, testing, manufacturing, packaging, labeling (including instructions for use), storage or handling of the Products by Response; and

(iii)     any Product recalls, but only to the extent such recalls are caused by Response;

except to the proportionate extent that such Claims were caused by the Distributor Indemnified Parties.

ARTICLE XII. - LIMITATIONS ON LIABILITY

12.1           No Consequential Loss

In no event will either Party be liable to the other Party for lost profits, lost savings or any indirect, punitive, exemplary, incidental, consequential or special damages in connection with this Agreement or arising out of supply or use of the Products to be supplied to Distributor hereunder, even if such Party has knowledge of the possibility of such potential loss or damages.

12.2           Monetary Limit

If, despite the foregoing limitations, for any reason Response becomes liable to Distributor in connection with this Agreement, then the liability of Response shall be limited to the prices paid by Distributor for Products in the 12 month period preceding the determination of liability.

12.3           Separate Enforceability

Sections 10.3, 11.1, 12.1 and 12.2 inclusive shall be considered separate provisions and shall each be individually enforceable.

ARTICLE XIII. - TERMINATION AND DEFAULT

13.1           Termination

This Agreement may be terminated:

(a)           by either Party, in respect of a particular Product or all Products, in the event that Distributor is unable to secure, obtain or maintain any necessary and appropriate national, regional and local governmental approvals, licenses, permits and registrations as outlined in Schedule E annexed hereto, or by Response in the event that Distributor is unable to obtain any necessary documents required to import and distribute such Product in the Territory;

(b)           by Response, if the Parties fail to agree on the Annual Commitment for each Product for any Renewal Term;

(c)           by Response, in respect of a particular Product or all Products, in its Absolute Discretion, in the event that Distributor fails to purchase the Annual Commitment of any Product (as adjusted pursuant to the provisions of the second paragraph of Section 2.6) in any year during the Term;

(d)           by Response, in the event of Response’s Change of Control, with a one hundred and eighty (180) day prior notice of termination, if Response’s beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) desires to do so;

(e)           at either Party’s option, if the other Party commits a material default in the performance or observance of any of its obligations under this Agreement and does not remedy the default within thirty (30) days of receiving written demand to do so;

(f)           at either Party’s option, if the other Party becomes insolvent or bankrupt or makes an assignment for the benefit of creditors, or if a receiver or trustee in bankruptcy is appointed for the other Party, or if any proceeding in bankruptcy, receivership, or liquidation is instituted against the other Party and is not dismissed within thirty (30) days of receiving written notice from Response advising of such default;

(g)           by Response, if Distributor fails to pay Response in accordance with the provisions of Section 5.7 of this Agreement, and such default is not corrected within 30 days; or

(h)           by Response, in the event that Distributor sells directly or indirectly any Products for delivery to any location outside of the Territory or outside of the Field of Use.

The right of termination will be in addition to all other rights and remedies available to a Party for default or wrongdoing by the other Party. When either Party has the option to terminate as provided above, it may exercise that option by giving the other Party written notice of such termination, which will be effective upon receipt.

13.2           Effect of Termination

On expiration or earlier termination of this Agreement for any reason:

(a)           both Parties shall be released from all obligations and duties hereunder, except as expressly provided by this Agreement;

(b)           the Distributor shall cease forthwith to represent itself as the appointed exclusive distributor of the Products within the Territory and shall remove all reference to such effect from its stationery, promotional literature and name plates. Distributor shall cause all Subdistributors to cease forthwith to represent themselves as authorized distributors of Products in the Territory, and shall cause all Subdistributors to remove all reference to such effect from their stationery, promotional literature and name plates.

(c)           all of Distributor’s and its sub-distributors’ rights to market, distribute and sell the Products under this Agreement shall revert to Response, and Distributor and its Subdistributors shall cease marketing, distributing and selling the Products, shall discontinue all use of all of the Trademarks and shall not use any trademarks confusingly similar to the Trademarks; provided, however, the Distributor and its Subdistributors shall be allowed to market, distribute and sell those Products remaining in its stock at the time of termination or expiration and to make use of the Trademarks for such purpose, and all such activities will be conducted in accordance with the terms of this Agreement;

(d)           each Party will co-operate reasonably and in good faith with the other Party, including the provision by Distributor of copies of its sales and distribution records, so that the transition of the sales and distribution activities performed by Distributor under this Agreement to a third party shall be timely and efficient and implemented in a manner so as not to unduly interfere with the orderly conduct of Response’s business or Distributor’s other operations. The records so transferred shall be deemed to be Confidential Information of Response;

(e)           all regulatory registrations associated with Response’s Products will be assigned back to Response, or to Response’s designee, or surrendered for cancellation as Response shall direct; and

(f)           Distributor will:

(i)      promptly cease all sales activities including the acquisition of new Customers, except as expressly permitted under Section 13.2 (c) or as otherwise agreed with Response in writing;

(ii)      promptly cease all use of Confidential Information of Response and Response’s Intellectual Property, and will ensure that its employees cease all use thereof; and

(iii)     upon written request of Response, return to Response all originals and other documents containing Confidential Information of Response and Response’s Intellectual Property.

13.3           Survival

Expiration or earlier termination of this Agreement through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto, including, but not limited to, Distributor’s obligation to pay for any Products delivered under a purchase order accepted by Response prior to the effective date of expiration or termination. Notwithstanding the expiration or earlier termination of this Agreement, Section 8.1, Article 9 (except Section 9.3), Article 10, Article 11, Article 12, Section 13.2, this Section 13.3 and Article 14, shall survive the expiration or earlier termination of this Agreement.

ARTICLE XIV. - GENERAL PROVISIONS

14.1           Amendment

This Agreement may not be amended except by written agreement signed by authorized representatives of each of the Parties.

14.2           Further Collaboration

Both Parties agree to enter good faith discussions regarding a potential further collaboration in the Chinese market, which may include (for example) Product repackaging, assembly and/or manufacturing. Based on the final conclusions of these discussions, the Parties may enter into a separate written agreement regarding the terms and conditions of such further collaboration.

Distributor currently performs final packaging operations of RAMP® test cartridges supplied by Response. Response and Distributor wish to discuss expansion of the operations performed by Distributor to include (for example) select manufacturing operations regarding the test cartridge Product.

14.3           Management of Cooperation

The Parties agree that the success of their cooperation depends on trustful, regular exchanges of information and a fast decision making process. For such purposes, the Parties agree to establish a working committee, comprised of equal numbers of representatives of Response and Distributor, being responsible for specific tasks in the management of cooperation between the Parties, namely:

A management team shall meet at least four (4) times per year or upon the request of one Party within two (2) months of the request. The team shall have the primary responsibility to facilitate and oversee the cooperation between the Parties.

The committee shall also address: supply chain topics, Customer support topics, quality assurance/regulatory affairs topics and otherwise perform a program management function. Each Party, within thirty (30) days of the Effective Date, shall designate its respective members participating in the meetings.

14.4           Assignment

Distributor may not assign or transfer this Agreement or any of Distributor’s rights or obligations under this Agreement, in whole or in part, except with the prior written consent of Response.

14.5           Conflicts of Interest

Distributor shall promptly, fully and frankly disclose to Response in writing any potential conflict created by any existing or proposed agreement, arrangement or understanding with any other person or entity that may, directly or indirectly, create a duty or interest that would in any way conflict or interfere with its obligations under this Agreement or the business interests of Response, and Distributor shall not enter into any such agreement, arrangement or understanding during the Term, without the prior written consent of Response.

14.6           Official Language is English

The official language of this Agreement, and of all notices and communications and of all documentation provided by one Party to the other Party hereunder, is the English language. In the event this Agreement is translated into any other language, and any inconsistency or contradiction in meaning or interpretation results therefrom, the English language version shall prevail and be controlling as between the Parties.

14.7           Entire Agreement

This Agreement supersedes all prior agreements and understandings between the Parties about its subject matter and, except for confidentiality agreements or specific written agreement from time-to-time regarding Transfer Prices, is the entire agreement between the Parties in respect of Distributor’s marketing, distribution and sale of the Products in the Territory for the Field of Use. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. If the terms and conditions of any sales confirmation, purchase order, order acknowledgment, invoice or other business form or writing of either Party should conflict with this Agreement, this Agreement shall govern, and neither Party shall be bound by any different or additional terms set forth in any such communication.

14.8           Enurement

This Agreement will enure to the benefit of and be binding on the Parties, their respective successors and permitted assigns.

14.9           Equitable Relief

The Parties agree that either Party may be irreparably damaged if any provision of this Agreement is not performed by the other Party in accordance with its terms. Accordingly, the non-breaching Party shall be entitled to apply for an injunction or injunctions to prevent breaches by the other Party of any of the provisions of this Agreement and the non-breaching Party may specifically enforce such provisions by an action instituted in a court having jurisdiction. These specific remedies are in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity.

14.10           Force Majeure

Any delay in the performance of any of the duties or obligations of any Party (other than the obligation to make payments when due) caused by an unforeseeable or unpreventable event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement, and in such event the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include, without limitation, acts of God; insurrections; riots; embargoes; labour disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; delays in the delivery of raw materials, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall take commercially reasonable steps to relieve the effect of such cause as rapidly as reasonably possible.

14.11           Further Assurances

Response and Distributor shall both execute and deliver such further instruments and do such further acts as may be required to implement the intent of this Agreement.

14.12           Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, without regard to any conflicts of laws rules. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

14.13           Dispute Resolution

Any dispute between the Parties relating to this Agreement shall first be submitted in writing to a designated senior executive of each of Distributor and Response who will promptly confer and, if deemed necessary, meet in an effort to resolve such dispute expeditiously. Any decisions of the executives will be final and binding on the. Parties once reduced to writing and signed by both Parties. If the executives are unable to resolve any dispute within thirty (30) days after submission to them (or such longer period as may be agreed upon by the executives), then such dispute shall be finally and exclusively settled by binding arbitration administered in accordance with the Rules of the Singapore International Arbitration Centre (“SIAC”). Arbitration proceedings shall be held in Singapore, unless the parties mutually agree in writing upon a different location. The language of the arbitration shall be English. Arbitration proceedings shall be conducted by a single, neutral arbitrator who shall be experienced in the field of the dispute and shall have no ongoing business relationship with either Party. Such arbitrator shall be selected by mutual agreement of the Parties or, in the absence of such agreement, by the Chairman of the SIAC in accordance with the criteria set forth herein and under the SIAC rules. The arbitrator may grant legal, equitable and monetary relief and shall award to the substantially prevailing Party such Party’s costs and expenses incurred in connection with the arbitration and the collection of judgment, including reasonable attorney’s fees. Judgment upon the award rendered by the arbitrator shall be binding, final and non-appealable (absent manifest error) and may be entered and enforced in any court having jurisdiction thereof. Notwithstanding the above, to the fullest extent provided by law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect a Party’s rights or enforce a Party’s obligations under this Agreement pending final resolution of any claims related thereto in an arbitration proceeding as provided above.

14.14           Independent Contractors

The Parties are independent contractors. No employment, partnership, joint venture or agency relationship is created by this Agreement and neither Party shall have the authority to incur obligations on the other Party’s behalf.

14.15           Insurance

Response and Distributor each represent that they are sufficiently insured against any liability that may arise under this Agreement. Distributor will provide to Response evidence that it has obtained insurance coverage satisfactory to Response in relation to Distributor’s facilities and the performance of Distributor’s obligations under this Agreement, including, without limitation, comprehensive general liability insurance and all-risk insurance. Prior to the distribution of any Products hereunder by Distributor, Response shall obtain (and shall maintain during the Term) product liability insurance in such amounts as ordinary good business practice for its type of business would make advisable.

14.16           Notice

Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered personally (including by reputable international overnight courier) or by email, where expressly authorized under this Agreement, or prepaid, registered post addressed to the Party at the address or email address indicated on page one hereof, or by confirmed facsimile, and any such notice or other communication shall be deemed to have been given to the Party to whom it was addressed when actually received by such Party. A Party may change the address to which notice to such Party is to be given as provided herein.

If to Distributor:
O&D Biotech Co., Ltd. China
1509-1511 Yi 5 Building,
No.108 Bei Si Huan Dong Lu,
(North 4th Ring Road)
Chao Yang District
Beijing 100029
China
Attention: Hai-Yan Li
Telephone: +86 10 84833390
Facsimile: +86 10 84833062
Email: odbio@vip.sina.com

If to Response:
Response Biomedical Corporation
1781 – 75th Avenue W.
Vancouver, BC V6P 6P2
Canada
Attention: Chief Executive Officer
Telephone: +1 604 4566010
Facsimile: +1 604 4606066
Email: info@responsebio.com
With a copy to:
Simon Zhang, Managing Director, International Sales

14.17           No Waiver

No waiver of any breach will constitute a waiver of any subsequent or continuing breach. The failure of a Party to assert any claim in timely fashion will not alter or restrict such Party’s right to assert any claim for a subsequent or continuing breach.

14.18           Schedules

The Schedules listed below and attached hereto are hereby incorporated by reference, and shall be deemed to form an integral part of this Agreement:

(a)                 Schedule A Annual Commitment; Minimum Order Quantity

(b)                 Schedule B Products

(c)                 Schedule C Trademarks

(d)                 Schedule D Transfer Prices

(e)                 Schedule E Regulatory Approvals

14.19           Severability

Any provision hereof which is determined to be void and unenforceable shall be severable from all other provisions hereof and shall not be deemed to affect or impair the enforceability of any such other provisions.

14.20           Construction

Each Party acknowledges that it has had an opportunity to review this Agreement with legal counsel of its choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafting Party.

14.21           Counterparts

This Agreement may be executed by original or facsimile signature in two or more counterparts, each of which shall be deemed an original document, and all of which shall be deemed one instrument.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

RESPONSE BIOMEDIAL CORPORATION	O&D BIOTECH CO., LTD. CHINA
by its authorized signatory:	by its authorized signatory:

/s/ S. Wayne Kay	/s/ Li Han Yan
Name: S. Wayne Kay	Name: Li Han Yan
Title: CEO	Title: CEO

Date: 11 February, 2011	Date: 21 February, 2011

SCHEDULE A

Annual Commitment for Each Product;
Minimum Order Quantity

Annual Commitments:

The Annual Commitment for Distributor’s purchase of each of the Products for the Territory shall be as follows:

Products	QTY - 2011	QTY - 2012
TEST: NT-PROBNP	[***]	[***]
TEST: TN I	[***]	[***]
TEST: CK-MB	[***]	[***]
TEST: MYOGLOBIN	[***]	[***]
TEST: BNP	[***]	[***]
RAMP 200 CONTROL MODULE	[***]	[***]
RAMP 200 TEST MODULE	[***]	[***]
RAMP CLINICAL READER SYSTEM	[***]	[***]

Minimum Order Quantity:

The Minimum Order Quantity for each of the Products required to be submitted by Distributor in firm purchase orders shall be as follows:

TEST: NT-PROBNP: [***]
TEST: TN I: [***]
TEST: CK-MB: [***]
TEST: MYOGLOBIN: [***]
TEST: BNP: [***]
RAMP 200 CONTROL MODULE: [***]
RAMP 200 TEST MODULE: [***]
RAMP CLINICAL READER SYSTEM: [***]

Distributor may submit purchase orders for more (but not less) than the Minimum Order Quantity for each Product, provided, that each purchase order for any one or more of the Tests listed above must be in quantities that are multiples of the Minimum Order Quantity set forth above (e.g., for the NT-PROBNP, TN I and BNP Tests, Distributor must submit purchase orders for quantities of [***],[***],[***], etc. and for the CK-MB and MYOGLOBIN Tests, Distributor must submit purchase orders for quantities of [***],[***],[***], etc.).

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

SCHEDULE B

Products

Products

Cat. No.	Product	Description
C1100	RAMP Reader	Reader, Operator’s Manual, AC adaptor
90016	Troponin I Assay	Test cartridge and sample buffer Vial in bulk package
90017	CK-MB Assay	Test cartridge and sample buffer Vial in bulk package
90018	Myoglobin Assay	Test cartridge and sample buffer Vial in bulk package
90027	NT-proBNP Assay	Test cartridge and sample buffer Vial in bulk package
90075	BNP Assay	Test cartridge and sample buffer Vial in bulk package
C2100	RAMP 200 Control Module	Control module, operator manual, USB key, RCU CD and power supply
C3100	RAMP 200 Test Module	Test Module and connector cable
91030	RAMP 200 Barcode Scanner	Symbol Technologies Inc, Model: LS9208
91038	RAMP 200 Printer	Zebra® Technologies, Model TLP 2824TM and USB connector cable
C2001	Cardiac Controls	2 level controls
C2002	Cardiac CalVer Controls	4 level calibration verification

Response, in its Absolute Discretion, and at any time, may request that Distributor add one or more Products to this list. Both Parties agree that mutually acceptable terms shall be agreed in writing prior to any amendment of this Schedule B. Response agrees that Distributor has the first right during the Term to accept appointment as distributor of Response’s new Products in the Territory for the Field of Use.

SCHEDULE C

Trademarks

RAMP

“R” Logo and design

SCHEDULE D

Transfer Prices

Disposable Product:

The Transfer Price for each of the disposable Products shall be as follows:

Product	Transfer Price Per Test (US$)
Troponin I	[***] per test cartridge (bulk order*)
CK-MB	[***] per test cartridge (bulk order*)
Myoglobin	[***] per test cartridge (bulk order*)
NT-proBNP	[***] per test cartridge (bulk order*)
BNP	[***] per test cartridge (bulk order*)

Non-Disposable Product

The Transfer Price for each of the non-disposable Products shall be as follows:

Cat. No.	Product	Transfer Price (US$)
C1100	RAMP Reader	[***]
RA3030	RAMP 1 Printer	[***]
C2100	RAMP 200 Control Module	[***]
C3100	RAMP 200 Test Module	[***]
91030	RAMP 200 Barcode Scanner	[***]
91038	RAMP 200 Printer	[***]

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

SCHEDULE E

Regulatory Approvals

Cat. No.	Product	Ownership of Regulatory Approval
C1100	RAMP Reader	Response
90016	Troponin I Assay	Distributor
90017	CK-MB Assay	Distributor
90018	Myoglobin Assay	Distributor
90027	NT-proBNP Assay	Distributor
90075	BNP Assay	Distributor
C2100	RAMP 200 Control Module	Response
C3100	RAMP 200 Test Module	Response
91030	RAMP 200 Barcode Scanner	Not Applicable
91038	RAMP 200 Printer	Not Applicable
C2001	Cardiac Controls	To be Determined
C2002	Cardiac CalVer Controls	To be Determined